Circuit City Stores, Inc. Reports First Quarter Sales
                       First Quarter Earnings Expectations



Richmond, Va., June 5, 2003 - For the first fiscal quarter ended May 31, 2003, Circuit City Stores, Inc. (NYSE:CC) today announced total sales of $1.93 billion, which is a decrease of 9 percent from $2.12 billion in the same period last fiscal year; a comparable store sales decrease of 10 percent and a loss per share expectation in the range of 23 cents to 25 cents, including remodel and relocation costs.

"Although we are dissatisfied with our financial results, we are encouraged by the progress we are making at the store level," said W. Alan McCollough, chairman, president and chief executive officer of Circuit City Stores, Inc. "Our finance operation was the primary contributor to our below-plan results for the first quarter.

Sales Performance. "Sales in our Circuit City Superstores softened at the outset of the war with Iraq, but improved towards the end of the quarter. In May, we experienced our strongest comparable store sales pace of the period despite facing the most difficult prior year comparison of the quarter," said McCollough. "In the short term, perhaps the most important point to note in our store performance is the continued strength in our customer service metrics following the change in compensation structure at the end of last fiscal year's fourth quarter. This change has made it easier for customers to shop in our stores while also reducing store payroll costs. An improvement in store payroll will be reflected in our results for the quarter.

"Although we saw modest declines in traffic, drops in average retails across many product categories was a larger contributor to the weakness in first quarter sales," McCollough said. "We remain pleased by continued strength in new, more complex technologies such as digital imaging and big-screen televisions and in the traffic-driving entertainment software category.

"Looking at other product category trends, the sales pace in personal computers, driven by notebooks, and in computer printers, driven by their digital imaging capabilities, both improved significantly at the end of the quarter," McCollough said. "Although sales in high-profit wireless and digital satellite system products remain below last year's levels, we also saw improving trends in both at quarter-end. In late May, we expanded our product assortment from T-Mobile, currently the fastest growing wireless provider, to the majority of our stores. Sales in home audio and camcorders remained soft as these categories faced significant drops in average retails and a shift in consumer interest to other, newer technologies such as digital imaging.

     The percent of merchandise sales represented by each major product category for the first quarter was as follows:



                                                               Three Months Ended May 31
                                                      --------------------------------------------
                                                          2003                         2002
                                                      --------------------- ----------------------
  Video..........................................          40%                          40%
  Audio..........................................          14                           15
  Information Technology.........................          33                           34
  Entertainment..................................          13                           11
                                                      --------------------- ----------------------
  Total..........................................         100%                         100%
                                                      --------------------- ----------------------


Remodeling and Relocation Update. "Our store remodeling and relocation program also is enabling us to improve the store experience that we offer to our customers," said McCollough. "During the first quarter, we completed the refixturing of nine Superstores. We are able to complete the refixturing in one to two weeks per store, depending upon the scale of the work, and currently expect to complete this fiscal year's refixturing in approximately 200 stores by the end of September. We also relocated one store in each of the following markets: St. Louis, Mo.; Chicago, Ill.; and Fort Myers, Fla. We completed the full remodel of one store in the Washington, D.C., market and began the remodeling of three additional stores. We currently expect to complete the full remodel of four stores this fiscal year.

Finance Income. "Unfortunately, our finance operation significantly underperformed our expectations," McCollough said. "During the quarter, we completed the securitization of $500 million in private-label credit card receivables, including receivables related to the co-branded Visa credit card; a separate securitization of $550 million in bankcard receivables; and the renewals of its warehouse conduits. Although we anticipated significant one-time costs and higher subordination levels relating to these transactions, adverse market conditions caused increases well beyond what we had expected in subordination levels, as well as the pricing of the securitized receivables.

The change in subordination levels caused Circuit City to retain a greater interest in the underlying receivables. The company expects the face value of its retained interests in securitized receivables to increase by a net of approximately $240 million from the fiscal year-end levels. Approximately $70 million of the $240 million are private-label portfolio investment grade notes, which the company expects to sell as market conditions improve. The fair value of the retained interests in securitized receivables will be reflected on the company's consolidated balance sheet.

"We expected to record approximately $20 million in expenses during the first quarter to reflect both transaction costs and reductions in the fair value of the retained interests, resulting from the change in duration from one-year conduit financing to three-year public financing," said McCollough. "However, given the adverse market conditions, we now expect expenses of approximately $40 million. The difference reflects increases in valuation allowances related to our additional subordinated interests and reductions in the valuation of the interest-only strips. The interest-only strips were reduced by a combination of higher financing costs on all tranches, the move of a greater portion of the financing into lower-rated, higher yielding securities and by lower yields on the bankcard portfolio. Transaction costs and reductions in the fair value of retained interests, which include the interest-only strips, reduce securitization income.

Stock Buyback. During the quarter, the company repurchased stock in the open market, consistent with the board authorization approved in January. To date, the company has repurchased approximately 2.7 million shares.

Summary. "We are committed to building value for our shareholders," said McCollough. "We believe that the primary means to achieve that objective is an improved shopping experience that helps drive sales and market share growth. At the same time, we must look for ways to reduce costs without sacrificing the distinctively high level of customer service that is Circuit City's trademark. We believe that we have made significant strides and I congratulate our Associates for the hard work they have put into creating a better Circuit City."

Earnings Release and Conference Call Information
Circuit City expects to release first quarter earnings June 17, 2003, before the market opens. The company will host a conference call for investors at 2:30 p.m. ET on that date to discuss the first quarter results. Domestic investors may access the call at (800) 299-0433 (passcode: Circuit City). International investors may access the call at (617) 801-9712 (passcode: Circuit City). A live Web cast of the conference call will be available on the company's investor information home page at http://investor.circuitcity.com or at www.streetevents.com.

A replay of the call will be available beginning at approximately 4:30 p.m. ET June 17 and will run through midnight, June 23, 2003. Domestic investors may access the recording at (888) 286-8010, and international investors should dial
(617) 801-6888. The access code for the replay is 36139105. A replay of the call also will be available on the Circuit City investor information home page or at www.streetevents.com.

Annual Meeting
Circuit City's annual meeting also will be held June 17, 2003, at 10:00 a.m. ET. The management presentation from that meeting will be available at approximately 1:00 p.m. ET on the company's investor information home page at http://investor.circuitcity.com or at www.streetevents.com.

About Circuit City Stores, Inc.
Circuit City is a leading national retailer of brand-name consumer electronics, personal computers and entertainment software. With headquarters in Richmond, Va., Circuit City Stores, Inc. operates 611 Circuit City Superstores and 15 mall-based Circuit City Express stores, giving it more locations in more markets than any other consumer electronics specialty retailer. For more information, access the company's Web site at www.circuitcity.com.

Forward-Looking Statements
This release contains forward-looking statements, which are subject to risks and uncertainties. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in the Circuit City Stores, Inc. Securities and Exchange Commission filings.

                                                   # # #

Contact: Ann  Collier,   Vice  President  -  Investor  Relations  and  Corporate
         Communications, Circuit City Stores, Inc., (804) 527-4058